EX-99.1

NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER 2008

SEATTLE, WA, (March 16, 2009) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its fourth quarter 2008 results.  This is the first period that includes the full operating results from Summerville communities acquired in September 2007 in both the current year and prior year fourth quarter.  Of the 268 communities included in our consolidated portfolio as of December 31, 2008, 244 were operated in both the current year and prior year comparable quarters.

Fourth Quarter 2008 Operating Highlights

•	Increased total revenues by $20.0 million, or 10.9%, to $203.6 million
•	Increased average monthly revenue per unit by 6.0% from $3,300 to $3,498
•	Improved operating income from continuing operations by $10.1 million
•	Completed the acquisition of 15 communities formerly leased by the Company
•	Entered into long-term leases for 13 communities consisting of 1,764 units
•	Refinanced and extended the maturity of $137.1 million of long-term debt obligations

Granger Cobb, President and Co-Chief Executive Officer, stated, “We accomplished  much in 2008: the integration of Summerville, the implementation of new management structures and  oversight systems as well as better cost controls, which resulted in the generation of strong cash-flows.  Emeritus is well positioned for the challenges in 2009.  We are focused on our long-term goals of increasing occupancy and average revenue per unit as well as capturing a greater share of the marketplace, which will enable us to exit the economic downturn in an even stronger position as the leader in assisted living.”

Comparative Summary of 2008 and 2007 Fourth Quarter Results

Total revenue from continuing operations was $203.6 million for the fourth quarter ended December 31, 2008, compared to $183.6 million in the fourth quarter of 2007, an increase of $20.0 million, or 10.9%.  Approximately $10.9 million of the improvement was due to an increase in the average monthly revenue per occupied unit, $7.7 million resulted from the acquisition of 13 leased communities on December 1, 2008, $1.1 million was due to a net increase in occupied units, and the balance was from an increase in management fees.

Average monthly revenue per occupied unit, excluding the December 2008 acquisitions, increased by 6.0% to $3,498 from $3,300 in the fourth quarter of 2007.  On a sequential quarter basis, the fourth quarter average revenue per occupied unit increased by 1.4% from $3,449 in the third quarter of 2008.

The average monthly revenue per occupied unit for the month of December 2008, including new communities, was approximately $3,620.

Average occupancy was 86.4% for the fourth quarter of 2008 compared to 87.7% in the fourth quarter of 2007 and 86.6% in the third quarter of 2008.  Same community average occupancy for the fourth quarter of 2008 was 87.1% compared to 87.6% in the fourth quarter of 2007.  For the total consolidated portfolio, occupancy was 87.3% on December 31, 2008, compared to 88.4% on December 31, 2007.

Community operating expenses were $123.1 million in the fourth quarter of 2008 compared to $114.2 million in the fourth quarter of 2007, an increase of $8.9 million or 7.8%.  The 13 communities acquired in December 2008 increased community operating expenses by approximately $5.3 million.  The remaining expense increase of $3.6 million, or 3.2%, is net of the reduction in self-insurance expenses discussed below.

In the current year quarter, Emeritus recorded expense reductions of $6.5 million in our self-insurance programs based on updated actuarial studies of all open years from 2003 to 2008.  The reductions in expense reflect the continuing impact of the Company’s risk management efforts over the past several years to reduce both the frequency and cost of claims for professional liability and workers’ compensation.  The Company made similar adjustments in the prior year quarter totaling $3.4 million.  The adjustments resulted in a $3.1 million net decrease in self-insurance program expenses between the comparable quarters.  Without these adjustments, community operating expenses exclusive of the December 2008 acquisitions would have increased by $6.7 million, or 5.9%.

General and administrative expenses were $14.8 million and $14.6 million for the fourth quarter of 2008 and 2007, respectively.  General and administrative expenses as a percent of total operated community revenues (including revenues of managed communities) was 6.4% in the fourth quarter of 2008 compared to 7.0% in the fourth quarter of 2007.

Excluding the impairment loss discussed below, operating income from continuing operations improved by $10.1 million from the fourth quarter of 2007, inclusive of the self-insurance expense adjustments, and was primarily driven by the overall operating revenue increase of $20.0 million, offset by the increase in operating and general and administrative expenses of $9.0 million and a $857,000 net increase in property-related expense from the acquisition of additional leased communities.

For the fourth quarter of 2008, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 11.3% to $40.4 million compared to $36.3 million for the fourth quarter of 2007, with the increase primarily driven by the improvement in operating income from continuing operations.

Asset Impairments

In the fourth quarter of 2008, the Company recorded impairment losses of $8.5 million.  We recorded a $4.6 million impairment of the book value of three communities to be sold pending the approval of the Company’s Board of Directors, and $1.4 million on one community held for sale.  In addition, we recorded an impairment loss of $753,000 on other intangible assets and a $1.7 million loss on investments held by the Company.  Of the total impairment loss of $8.5 million, $5.4 million is included in operating income from continuing operations, $1.4 million is included in the loss from discontinued operations, and $1.7 million is included in “Other, net” on consolidated statements of operations.

Other Non-Operating Expenses

In the fourth quarter of 2008 we recorded other non-operating expenses of $1.3 million related to a loss on the termination of an operating lease as the result of the Company’s acquisition of the property, and $3.9 million for the write-off of costs primarily related to abandoned development and acquisition projects, both of which are included in “Other, net” in the consolidated statements of operations.

Balance Sheet

As of December 31, 2008, the Company had approximately $27.3 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On December 31, 2008, total assets were $2.1 billion, including $1.7 billion of net investments in properties, total debt was $1.6 billion, including capital lease obligations, and shareholders’ equity was $359.4 million.

In the fourth quarter of 2008, the Company refinanced or amended the terms of $115.7 million of mortgage debt secured by 20 communities and an unsecured note for $21.4 million.  The net effect of these modifications was to increase long-term debt by approximately $1.0 million and extend maturities to dates in 2012 through 2019.  The current portion of long-term debt at December 31, 2008 was $18.3 million, including $11.8 million related to communities held for sale, compared to $79.4 million at September 30, 2008.

Conference Call:

The Company will host a conference call on Monday, March 16, 2009, at 5:00 P.M. Eastern Time to discuss its financial results for the fourth quarter ended December 31, 2008.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (888) 244-2414, or for international participants (913) 312-1386.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, March 16, 2009, until midnight Eastern Time on Monday, March 23, 2009, and can be accessed by dialing (888) 203-1112, or for international participants (719) 457-0820 and entering the passcode 5948286.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and CFFO provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our annual report on Form 10-K.

The table below shows the reconciliation of net loss to Adjusted EBITDAR for the three months and years ended December 31, 2008 and 2007:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net loss	$(30,473)	$(25,844)	$(104,751)	$(48,741)
Provision for income taxes	270	782	1,020	812
Equity losses (gains) in unconsolidated joint ventures	1,313	1,425	2,203	(4,266)
Minority interest	(188)	-	(188)	-
Depreciation and amortization	29,356	30,760	118,910	79,430
Amortization of deferred gains	(101)	(582)	(1,235)	(2,149)
Non-cash stock option compensation expenses	1,109	1,288	4,895	4,744
Convertible debentures conversion costs	-	-	-	1,329
Loss on termination of operating lease	1,303	-	1,303	-
Debt refinancing costs	336	-	1,460	-
Interest expense	25,909	21,235	94,861	69,971
Straight-line rent expense	2,932	2,406	9,944	3,763
Above/below market rent amortization	2,523	2,505	10,095	3,365
Development and transaction cost write-off	3,909	-	4,128	-
Impairment loss on long-lived assets and investments	7,098	-	7,098	-
Deferred revenues	(671)	1,039	2,017	1,495
Change in fair value of interest rate swaps	1,574	725	1,558	725
Interest income	(377)	(1,207)	(2,292)	(5,006)
Discontinued operations	1,102	5,167	6,942	6,452
Professional and workers' compensation liability adjustments	(6,494)	(3,420)	(6,028)	(3,612)
Adjusted EBITDA	40,430	36,279	151,940	108,312
Facility lease expense	18,936	17,219	71,320	44,657
Adjusted EBITDAR	$59,366	$53,498	$223,260	$152,969

The following table shows CFFO for the three months and years ended December 31, 2008 and 2007 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$6,053	$16,803	$62,510	$47,358
Add changes in operating assets and liabilities	14,353	2,907	2,493	7,295
Recurring capital expenditures, net	(3,841)	(1,491)	(15,386)	(10,557)
Repayment of capital lease obligations and financing obligations	(1,764)	(5,526)	(13,507)	(21,120)
Cash From Facility Operations	$14,801	$12,693	$36,110	$22,976

CFFO per weighted average common shares outstanding was $.38 and $.33 for the three months ended December 31, 2008 and 2007, respectively, and $.92 and $.85 for the years ended December 31, 2008 and 2007, respectively.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, or visit the Company’s Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 307 communities in 36 states representing capacity for approximately 27,000 units and approximately 32,100 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS
	December 31,	December 31,
Current Assets:	2008	2007
Cash and cash equivalents	$27,254	$67,710
Short-term investments	1,802	2,453
Trade accounts receivable, net of allowance of $549 and $995	11,596	6,383
Other receivables	5,556	11,510
Tax, insurance, and maintenance escrows	21,762	18,566
Prepaid workers' compensation	19,288	18,224
Other prepaid expenses	8,170	10,744
Property held for sale	13,712	–
Total current assets	109,140	135,590
Long-term investments	4,192	4,749
Property and equipment	1,725,558	1,430,846
Restricted deposits	12,337	19,808
Lease acquisition costs, net of accumulated amortization of $1,877 and $15,533	3,867	18,401
Goodwill	73,704	70,659
Other intangible assets	131,994	191,600
Other assets, net	18,851	13,827
Total assets	$2,079,643	$1,885,480

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$18,267	$22,613
Current portion of capital lease and financing obligations	9,172	23,774
Current portion of convertible debentures	–	10,455
Trade accounts payable	7,474	7,844
Accrued employee compensation and benefits	32,778	35,815
Accrued interest	7,012	4,527
Accrued real estate taxes	9,791	7,715
Accrued professional and general liability	10,842	13,545
Accrued income taxes	3,715	5,377
Other accrued expenses	12,284	10,610
Deferred revenue	12,463	10,446
Unearned rental income	16,101	14,302
Total current liabilities	138,899	167,023
Long-term debt, less current portion	1,355,149	711,664
Capital lease and financing obligations, less current portion	180,684	497,039
Deferred gain on sale of communities	2,667	21,259
Deferred rent	14,022	6,231
Other long-term liabilities	21,194	23,757
Total liabilities	1,713,615	1,426,973

Minority interests - related party	6,627
Commitments and contingencies
Shareholders' Equity (Deficit):
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,091,648 and 39,030,597 shares at December 31, 2008, and December 31, 2007, respectively	4	4
Additional paid-in capital	719,903	714,258
Accumulated other comprehensive income	–	–
Accumulated deficit	(360,506)	(255,755)
Total shareholders' equity	359,401	458,507
Total liabilities and shareholders' equity	$2,079,643	$1,885,480

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Community revenue	$764,397	$530,316	$409,488
Management fees	5,032	4,363	1,887
Total operating revenues	769,429	534,679	411,375

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	487,433	335,729	263,416
Texas lawsuit settlement	–	–	(12,207)
General and administrative	58,830	48,934	38,078
Impairment loss on long-lived assets	5,356	–	–
Depreciation and amortization	118,910	79,430	49,571
Facility lease expense	91,359	51,785	43,418
Total operating expenses	761,888	515,878	382,276
Operating income from continuing operations	7,541	18,801	29,099

Other income (expense):
Interest income	2,292	5,006	2,864
Interest expense	(94,861)	(69,971)	(49,039)
Change in fair value of interest rate swaps	(1,558)	(725)	–
Equity earnings (losses) in unconsolidated joint ventures	(2,203)	4,266	(993)
Other, net	(8,000)	1,146	1,422
Net other expense	(104,330)	(60,278)	(45,746)

Loss from continuing operations before income taxes	(96,789)	(41,477)	(16,647)
Benefit of (provision for) income taxes	(1,020)	(812)	3,044
Loss from continuing operations	(97,809)	(42,289)	(13,603)
Loss from discontinued operations	(6,942)	(6,452)	(1,015)
Net loss	$(104,751)	$(48,741)	$(14,618)

Basic and diluted loss per common share:
Continuing operations	$(2.50)	$(1.56)	$(0.76)
Discontinued operations	(0.18)	(0.24)	(0.06)
	$(2.68)	$(1.80)	$(0.82)

Weighted average common shares outstanding-basic and diluted	39,075	27,152	17,774

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(104,751)	$(48,741)	$(14,618)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interests - related party	$(188)	$-	$-
Depreciation and amortization	118,910	79,430	49,571
Amortization of above/below market rents	10,095	3,365	-
Loss on lease termination	1,303	-	-
Amortization of deferred gain	(1,235)	(2,149)	(2,214)
Impairment of long-lived assets and investments	13,360	4,764	829
Amortization of loan fees	2,587	1,818	251
Allowance for doubtful receivables	1,647	1,287	1,045
Equity investment losses and distributions	2,203	3,079	993
Stock based compensation	4,895	4,744	2,780
Change in fair value of interest rate swaps	1,558	725	-
Deferred revenue	2,017	1,495	808
Deferred rent	9,944	3,754	893
Other	2,658	1,082	1,049
Changes in operating assets and liabilities, net of Summerville acquisition:
Trade accounts receivable	(7,113)	(1,489)	(1,556)
Other receivables	6,648	(7,099)	(707)
Prepaid workers' compensation	(1,064)	(3,220)	(3,570)
Other prepaid expenses	(629)	(3,946)	(2,154)
Other assets	946	3,956	171
Trade accounts payable	(370)	827	(352)
Accrued employee compensation and benefits	(3,278)	5,941	1,203
Accrued interest	2,485	2,735	(948)
Other accrued expenses and current liabilities	1,675	(4,326)	(20,403)
Security deposits and other long-term liabilities	(1,793)	(674)	309
Tax refund receivable	-	-	(3,186)
Net cash provided by operating activities	62,510	47,358	10,194

Cash flows from investing activities:
Acquisition of property and equipment	(723,659)	(802,864)	(27,459)
Sale of property and equipment	6,754	-	-
Lease acquisition costs	(1,146)	(1,298)	(2,800)
Payments from (advances to) affiliates and other managed communities, net	33	240	(607)
Payment for purchase of Summerville, net of acquired cash	-	(4,440)	-
Investments in affiliates	(413)	(309)	(6,864)
Purchase of available-for-sale securities	(2,976)	-	-
Collection of notes receivable	-	-	1,334
Net cash used in investing activities	(721,407)	(808,671)	(36,396)

Cash flows from financing activities:
Proceeds from sale of stock	1,121	332,167	4,663
Repurchase of common stock	(399)	-	-
Decrease (increase) in long-term restricted deposits	7,932	8,029	(2,941)
Debt issuance and other financing costs	(12,205)	(5,491)	(282)
Proceeds from long-term borrowings and financing obligations	691,020	655,593	8,861
Cash in escrow for redemption of convertible debentures	-	-	(5,375)
Repayment of long-term borrowings	(62,336)	(154,204)	(3,219)
Repayment of capital lease and financing obligations	(13,507)	(21,120)	(19,035)
Minority interest	6,815	-	-
Tax benefit of stock compensation	-	-	1,166
Net cash provided by (used in) financing activities	618,441	814,974	(16,162)
Net increase (decrease) in cash and cash equivalents	(40,456)	53,661	(42,364)
Cash and cash equivalents at the beginning of the year	67,710	14,049	56,413
Cash and cash equivalents at the end of the year	$27,254	$67,710	$14,049

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Q4 - 2008	Q4 - 2007
Revenues:
Community revenues	$202,194	$182,483
Management fees	1,384	1,142
Total operating revenues	203,578	183,625

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	123,095	114,233
General and administrative	14,751	14,600
Impairment of long-lived assets	5,356	–
Depreciation and amortization	29,356	30,760
Facility lease expense	24,391	22,130
Total operating expenses	196,949	181,723

Operating income from continuing operations	6,629	1,902

Other income (expense):
Interest income	377	1,207
Interest expense	(25,909)	(21,235)
Change in derivative value	(1,574)	(725)
Equity losses in unconsolidated joint ventures	(1,313)	(1,425)
Other, net	(7,311)	381
Net other expense	(35,730)	(21,797)

Loss from continuing operations before income taxes	(29,101)	(19,895)
Provision for income taxes	(270)	(782)
Loss from continuing operations	(29,371)	(20,677)
Loss from discontinued operations	(1,102)	(5,167)
Net loss	$(30,473)	$(25,844)

Basic and diluted loss per common share
Continuing operations	$(0.75)	$(0.53)
Discontinued operations	(0.03)	(0.13)
	$(0.78)	$(0.66)

Weighted average common shares outstanding - basic and diluted	39,122	38,983

Emeritus Corporation
Cash lease and interest expense
Three months ended December 31, 2008

	Actual	Projected
	3 Months	Range
	Dec-08	Q1-2009
Facility lease expense - GAAP	$24,391	$29,200 - $29,500
Less:
Straight-line rents	(2,932)	(4,900)-(5,000)
Above/below market rents	(2,524)	(2,500)-(2,600)
Plus:
Capital lease interest	4,176	3,600 - 3,700
Capital lease principal	2,206	2,100 - 2,200
Facility lease expense - CASH	$25,317	$27,500 - $27,800

Interest expense - GAAP	$25,909	$26,520 - $27,000
Less:
Straight-line interest	(37)	(40)-(50)
Capital lease interest	(4,176)	(3,600)-(3,700)
Capitalized interest	17	20 - 50
Loan fee amortization	(738)	(800)-(900)
Interest expense - CASH	$20,975	$22,100 - $22,400

Depreciation expense	$29,356	$22,700 - $23,000